Exhibit 10.7

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (the “Agreement”) is made and entered into this 14th day of June, 2010, by and among Furiex Pharmaceuticals, Inc., a Delaware corporation (the “Company”), Elk Mountain Consulting, LLC, a Wyoming limited liability company (the “Consultant”), and as to Sections 5 and 6 of the Agreement only, Fredric N. Eshelman (“Dr. Eshelman”).

1. Services. Consultant will make available its manager, Dr. Eshelman, to provide senior strategic oversight services, assist the President and Chief Medical Officer of the Company with executive functions, executive decision-making and senior management integration, assist the Company with investor relations matters and provide other services as needed or requested by the Company (collectively, the “Services”). Consultant agrees that it will cause Dr. Eshelman to perform the Services in a diligent, timely and professional manner, with a high level of care and skill, and as directed by the Company. Consultant agrees that only Dr. Eshelman is capable of and will be the only individual providing Services hereunder.

2. Compensation and Expenses.

(a) Option Grant. To compensate Consultant for providing the Services, the Company will grant to Consultant (i) on or before the expiration of the 60-day period following the completion of the Company’s spin-off from Pharmaceutical Product Development, Inc. (“PPDI”) as an independent public company (the “Spin-Off”) options to purchase shares equal to two percent (2.0%) of the Company’s common stock outstanding immediately after the completion of the Spin-Off (the “Initial Option Grant”) and (ii) on or about the second anniversary of the Spin-Off options to purchase shares equal to one percent (1.0%) of the Company’s common stock outstanding the date of such grant (the “Subsequent Option Grant”). The Initial Option Grant and the Subsequent Option Grant will be subject to the terms and conditions of the Company’s 2010 Stock Plan (the “Stock Plan”) and such other stock option award agreements and/or terms and conditions as the Company’s Board of Directors (the “Board”) may require. In addition, the Initial Option Grant and the Subsequent Option Grant will be subject to a three-year linear vesting schedule under which one-third of the total number of options granted under the Initial Option Grant and the Subsequent Option Grant will vest on each of the first, second and third anniversaries of the respective grant date. The Initial Option Grant and the Subsequent Option Grant will have an exercise price based on the fair market value of the Company’s common stock on the respective date of grant as provided in the Stock Plan.

(b) Business Expenses. While Consultant is engaged by the Company, the Company will reimburse Consultant for Consultant’s reasonable and necessary business expenses incurred in connection with providing the Services, provided that Consultant timely submits any request for reimbursement and provided further that Consultant provides required documentation and otherwise complies with the Company’s expense reimbursement policies.

3. Independent Contractor Status. This Agreement does not create an employer-employee relationship between the Company and Consultant or its members, managers or associates, including, but not limited to, Dr. Eshelman. It is the parties’ intention that Consultant and any of its members, managers or associates, including Dr. Eshelman, will be an independent contractor and not the Company’s employee for any purposes, including, but not limited to, the application of the Fair Labor Standards Act minimum wage and overtime provisions, the Federal Insurance Contribution Act, the Social Security Act, the Federal Unemployment Tax Act, the provisions of the Internal Revenue Code and all state and local laws and regulations. Consultant will retain sole and absolute discretion and judgment in the manner and means of carrying out Consultant’s activities and responsibilities hereunder. While engaged as a consultant to the Company, Consultant does not have the authority to enter into any contract on behalf of the Company or otherwise to bind the Company to any agreement unless expressly authorized in writing to do so, and the Company will not be liable for any obligation incurred by Consultant, including, but not limited to, unpaid minimum wages and/or overtime premiums.

While Consultant is engaged by the Company, the parties agree and acknowledge that Dr. Eshelman will remain employed as the Executive Chairman of PPDI. As provided on Exhibit A hereto, PPDI consents to Consultant’s engagement with the Company as set out herein, including the services of Dr. Eshelman to be provided hereunder. The parties further agree and acknowledge that Dr. Eshelman’s duties hereunder may not interfere with or adversely affect Dr. Eshelman’s duties and obligations to PPDI.

4. Termination. Either party may terminate this Agreement and Consultant’s consulting engagement hereunder at any time, for any reason, upon thirty (30) days’ prior written notice to the other party. In no event will Consultant be entitled to compensation for any services provided or business expenses incurred after the parties’ consulting relationship or this Agreement terminates. If Consultant terminates its engagement hereunder at any time, for any reason or if Consultant’s engagement hereunder terminates due to Dr. Eshelman’s death or disability (as “disability” is defined in Section 11 of the Stock Plan), then unless the Board approves otherwise, any unvested options granted under the Initial Option Grant and the Subsequent Option Grant will terminate and no longer be exercisable as of the date Consultant’s engagement with the Company terminates (“Termination Date”). If the Company terminates Consultant’s engagement hereunder at any time without Cause (as “Cause” is defined in Section 10 of the Stock Plan), then all unvested options granted under the Initial Option Grant and the Subsequent Option Grant will immediately vest and be exercisable as of the Termination Date. If the Company terminates Consultant’s engagement hereunder for Cause (as defined in Section 10 of the Stock Plan), then all of Consultant’s then unexercised options (whether vested or not) granted under the Initial Option Grant and the Subsequent Option Grant will terminate as of the Termination Date.

5. Confidentiality and Nondisclosure. Consultant and Dr. Eshelman hereby acknowledge that during the course of this engagement, Consultant and Dr. Eshelman will be exposed to and work with clients and others providing services to or employed with the Company sharing data, trade secrets, non-public financial information, non-public personnel information, product plans, customer lists, marketing plans and strategies, systems, manuals, forecasts and other business information, improvements, inventions, business strategies, business methods and practices, formulas, product ideas, biological material and techniques, chemical and/or information analysis and related products and data, computer programs and software, software designs and documentation, source codes, algorithms, techniques, schematics, know-how and data, and any other material which is related to the Company’s business, proprietary in nature, confidential to the Company and not generally available to the public or its competitors and which, if divulged, would be potentially damaging to the Company’s ability to compete in the marketplace (hereinafter referred to as the “Proprietary Information”). Consultant and Dr. Eshelman agree not to use or disclose any Proprietary Information belonging to the Company for or to any person or entity, except to or by Dr. Eshelman as is necessary to perform the Services, as authorized in writing by the Company, or as may be required by court order, statute, law or regulation. If Consultant and/or Dr. Eshelman are required by applicable law, court order or regulation to disclose any Proprietary Information, Consultant and/or Dr. Eshelman, as applicable, will provide the Company with at least five business days’ prior written notice of such anticipated disclosure and will cooperate with the Company to minimize the extent of any such compelled disclosure. For purposes of this Agreement, Proprietary Information does not include: (a) information unrelated to the Company’s business; (b) information that is generally known to the public or is publicly available (through no breach of this Agreement by Consultant); or (c) information made known to Consultant or Dr. Eshelman by a third party under no obligation of confidentiality to the Company.

6. Assignment of Rights in Proprietary Information and Inventions.

(a) Assignment of Rights in Proprietary Information. All Proprietary Information and all patents, copyrights, trade secret rights and other rights (including throughout, without limitation, any extensions, renewals, continuations or divisions of any of the foregoing) in connection therewith shall be the sole property of the Company. Consultant and Dr. Eshelman hereby assign to the Company any rights either of them may have or acquire in such Proprietary Information.

(b) Works for Hire; Assignment of Inventions. Consultant and/or Dr. Eshelman will promptly disclose to the Company, or any persons designated by it, all “Inventions,” which includes all improvements, inventions, formulas, ideas, works of authorship, processes, computer programs and software, software designs and documentation, algorithms, techniques, schematics, know-how data, whether or not patentable, made or conceived or reduced to practice or developed by Consultant and/or Dr. Eshelman, either alone or jointly with others, while engaged by the Company and for six (6) months thereafter. Consultant and Dr. Eshelman agree that all Inventions that either of them make, conceive, reduce to practice or develop (in whole or in part, either alone or jointly with others) while Consultant is engaged hereunder shall be the sole property of the Company to the maximum extent permitted by law, and, to the extent permitted by law, shall be “works made for hire.” The Company shall be the sole owner of all patents, copyrights, trade secret rights, and other intellectual property or other rights in connection therewith. Consultant and Dr. Eshelman hereby assign to the Company any rights it/he may have or acquire in such Inventions. Consultant and Dr. Eshelman further agree to perform, during and after its/his engagement with the Company, all acts deemed necessary or desirable by the Company to permit and assist it, at the Company’s expense, in obtaining and enforcing patents, copyrights, trade secret rights or other rights on such Inventions and/or any other Inventions Consultant and/or Dr. Eshelman have or may at any time assign to the Company in any and all countries. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. With respect to any and all matters arising out of or relating to Consultant’s consulting engagement with the Company and/or Dr. Eshelman’s performance of the Services for Consultant, Consultant and/or Dr. Eshelman hereby irrevocably designate and appoint the Company and its duly authorized officers and agents, as its agents and attorneys-in-fact to act for and on Consultant’s behalf and instead of Consultant and/or Dr. Eshelman, to execute and file any applications or related filings and do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, trade secret rights or other rights thereon with the same legal force and effect as if executed by Consultant and/or Dr. Eshelman.

(c) Excluded Inventions. Consultant and Dr. Eshelman agree to attach a complete list of all Inventions or improvements to which it/he claim ownership and/or that it/he desire to remove from the operation of this Agreement, and it/he covenant that such list is complete. If no such list is attached to this Agreement, Consultant and Dr. Eshelman represent that it/he has no such Inventions and improvements at the time of signing this Agreement. Consultant and Dr. Eshelman understand that any such list shall not contain information that breaches an obligation of confidentiality with any third party.

7. Return of Company Property. Upon request of the Company or no later than termination of the consulting relationship described in this Agreement by either party for any reason, Consultant agrees to return all materials belonging to the Company, including, without limitation, any Company credit cards, Company-owned equipment, and all originals and any copies of all disks, tapes, files, correspondence, notes and other documents pertaining to the Company’s proprietary products, customers, business, Proprietary Information as defined in Section 5 of this Agreement and/or Inventions as defined in Section 6 of this Agreement.

8. Injunctive Relief. In the event of a breach or threatened breach of Sections 5 or 6 of this Agreement by Consultant and/or Dr. Eshelman, the Company will be entitled, in addition to any other relief provided at law or equity, to equitable relief in the form of a temporary, preliminary or permanent injunction restraining Consultant and/or Dr. Eshelman from violating any provision included in Sections 5 or 6 of this Agreement.

9. Consultant Warranties. Consultant represents and warrants that its performance of all terms under this Agreement does not and will not breach any duty owed by it or any of its members, managers or associates, including Dr. Eshelman, to PPDI or any other third party, under contract or otherwise, or violate any confidence of PPDI or any other third party. Consultant agrees not to disclose to the Company or induce the Company to use any confidential or proprietary information belonging to any third party. Consultant warrants that neither Consultant nor any of its members, managers or associates, including Dr. Eshelman, have executed or will execute any noncompetition, nondisclosure or confidentiality agreements that would in any way interfere with Consultant providing the Services to the Company.

10. Limited Liability. EXCEPT WITH RESPECT TO ANY CLAIMS ARISING UNDER SECTIONS 5 OR 6 OF THIS AGREEMENT, OR ANY CLAIMS RELATED TO EITHER PARTY’S INTENTIONAL MISCONDUCT OR GROSS NEGLIGENCE, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR ANY LOST PROFITS, CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL OR PUNITIVE DAMAGES, REGARDLESS OF WHETHER THE CLAIM GIVING RISE TO SUCH DAMAGES IS BASED UPON BREACH OF WARRANTY, BREACH OF CONTRACT OR NEGLIGENCE, EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY THEREOF. EXCEPT WITH RESPECT TO ANY CLAIMS ARISING UNDER SECTION 5 OR 6 OF THIS AGREEMENT, OR ANY CLAIMS RELATED TO EITHER PARTY’S INTENTIONAL MISCONDUCT OR GROSS NEGLIGENCE, EACH PARTY’S LIABILITY TO THE OTHER FOR ANY CAUSE OF ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT WILL NOT EXCEED THE AGGREGATE VALUE OF ANY COMPENSATION PROVIDED TO CONSULTANT UNDER THIS AGREEMENT.

11. Entire Agreement. This Agreement represents the entire agreement among the parties regarding the subject matter hereof. It replaces and supersedes any and all prior oral or written agreements or understandings among the parties regarding the subject matter hereof.

12. Successors and Assigns. This Agreement is binding upon and inures to the benefit of any heirs, successors and permitted assigns of the parties. Consultant may not assign any rights and obligations hereunder without the prior written consent of the Company. The Company may assign its rights and obligations to any successor in interest.

13. Notices. All notices required by this Agreement must be in writing. A notice may be delivered to a party at the address that follows a party’s signature on the parties’ signature page below, or to a new address that a party designates in writing. A notice may be delivered:

•	in person

•	by certified mail, or

•	by overnight courier.

14. Governing Law; Venue. This Agreement will be governed by and construed in accordance with the laws of the state of North Carolina, without regard to its conflict of laws principles. In the event of any dispute among the parties arising out of or related to this Agreement, the state or federal courts sitting in Wake County, North Carolina will have the sole and exclusive power to adjudicate such disputes. The Company and Consultant also hereby irrevocably consent to the personal jurisdiction of the state or federal courts sitting in Wake County, North Carolina.

15. Counterparts. This Agreement may be signed by the parties in different counterparts and the signature pages combined will create a document binding on all parties.

16. Modification. This Agreement may be modified only in a writing signed by both the parties.

17. Waiver. If one party waives any term or provision of this Agreement at any time, that waiver will be effective only for the specific instance and specific purpose for which the waiver was given. If either party fails to exercise or delays exercising any of its rights or remedies under this Agreement, that party retains the right to enforce that term or provision at a later time.

18. Severability. If any court determines that any provision of this Agreement is invalid or unenforceable, any invalidity or unenforceability will affect only that provision and will not make any other provision of this Agreement invalid or unenforceable and such provision will be modified, amended or limited only to the extent necessary to render it valid and enforceable.

19. Survival. Sections 5 through 18 of this Agreement will survive the termination of Consultant’s engagement hereunder, regardless of the party terminating the engagement and regardless of the manner or cause of such termination.

[Signature page follows.]

IN WITNESS WHEREOF, Company and Consultant have executed this Consulting Agreement as of the last date set forth below.

COMPANY:

Furiex Pharmaceuticals, Inc.

By:	/s/ June S. Almenoff
Name:	June S. Almenoff, MD, Ph.D.
Title:	President and Chief Medical Officer

Address:	3900 Paramount Parkway, Suite 150 Morrisville, North Carolina 27560

CONSULTANT:

Elk Mountain Consulting, LLC

By: Fredric N. Eshelman

Its: Manager

/s/ Fredric N. Eshelman

Address:	1660 County Road 400
Elk Mountain, WY 82324

FREDRIC N. ESHELMAN, SOLELY AS TO SECTIONS 5 AND 6 OF THIS AGREEMENT:

/s/ Fredric N. Eshelman
Fredric N. Eshelman

Address:	6814 Towles Road
Wilmington, NC 28409

EXHIBIT A

Pharmaceutical Product Development, Inc. (“PPDI”) hereby consents to the engagement of Elk Mountain Consulting, LLC to serve as a consultant to Furiex Pharmaceuticals, Inc. (“Furiex”) on the terms and conditions described in the attached Consulting Agreement (the “Consulting Agreement”) by and among Elk Mountain Consulting, LLC (“Consultant”), Furiex and Fredric N. Eshelman (“Dr. Eshelman”). Pursuant to the Consulting Agreement, Consultant will provide certain consulting duties to Furiex through its sole member, Dr. Eshelman. In addition, PPDI further waives any rights it may have to terminate the employment of Dr. Eshelman under the May 19, 2009 Amended and Restated Employment Agreement between Dr. Eshelman and PPDI (the “Employment Agreement”) because of the consulting relationship between Consultant and Furiex and/or the Consulting Agreement, provided that Dr. Eshelman’s duties for Consultant under the Consulting Agreement do not interfere with his obligations to PPDI and provided further that Dr. Eshelman is otherwise in compliance with all other material terms of the Employment Agreement.

PHARMACEUTICAL PRODUCT DEVELOPMENT, INC.

By:	/s/ William J. Sharbaugh
Name:	William J. Sharbaugh
Title:	Chief Operating Officer
Date:	17 June 2010

Address:	929 North Front Street Wilmington, North Carolina 28401-3331